STATE OF DELAWARE
                                             CERTIFICATE OF AMENDMENT
                                              OF CERTIFICATE OF TRUST



         JPM Series Trust II, (the "Trust"), a business trust organized and existing under and by virtue of the laws of the State of Delaware.

DOES HEREBY  CERTIFY  THAT  PURSUANT TO TITLE 12,  SECTION  3810 OF THE DELAWARE
CODE:

FIRST: That at a meeting of the Board of Trustees of JPM Series Trust II, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Trust, dated October 27, 1993, as amended December 31, 1996, of said Trust and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

"RESOLVED: Article I, Section I of the Declaration of Trust is hereby amended to read as follows, effective as soon as practicable:

     `Name. This Trust shall be known as J. P. Morgan Series Trust II and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.'"

     SECOND: That said amendment was duly adopted in accordance with the provisions of Section 3810 of the Delaware
Code.

THIRD: The Trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Amendment of Certificate of Trust, in the manner now or hereafter prescribed by statute.

     FOURTH: This Certificate of Amendment of Certificate of Trust shall become effective on and as of January 1, 1998.

IN WITNESS WHEREOF, said JPM Series Trust II has caused this Certificate of Amendment of Certificate of Trust to be signed by John F. Ruffle, an Authorized Trustee, this 2nd day of December, 1997.

                                                       BY:    John F. Ruffle
                                                    Name:     John F. Ruffle
                                                              Trustee